UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 22, 2008, in response to a recommendation by Institutional Shareholder Services, Inc. (ISS), a shareholder advisory service, Microtune, Inc. (the “Company”) confirmed that management of the Company will make a presentation to its Board of Directors at its meeting to be held on April 29, 2008 recommending that the Amended and Restated Microtune, Inc. 2000 Stock Plan (the “Stock Plan”) be amended effective immediately to provide that the Company will not modify or substitute outstanding options to effect any repricing or replacement of underwater options, without shareholder approval. Such presentation will include, among other things, a recommendation to amend the Stock Plan to:

•	delete the last sentence of Section 6(c)(iv), which read as follows:

For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

•	amend and restate Section 10(e) to read as follows:

(e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made; provided, however, that the exercise price of any such Option is not greater than the Fair Market Value of the Common Stock on such date; provided, further, however, that this Section 10(e) shall not apply to any transaction contemplated by Section 15 hereof.

The Company acknowledges that another amendment to the Stock Plan was submitted to the Company’s stockholders in the Company’s most recently filed proxy statement. The amendment and restatement of the Stock Plan that was included with the proxy statement is modified by the amendment described in this Current Report on Form 8-K, but the proposed amendment and restatement that is to be voted on at the Company’s 2008 Annual Meeting is not otherwise affected by this amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: April 22, 2008	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp Chief Financial Officer